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                                                                     EXHIBIT 2.1





                           MASTER SEPARATION AGREEMENT

                                   dated as of

                                December 7, 1999

                                      among

                       DAISYTEK INTERNATIONAL CORPORATION,

                             DAISYTEK, INCORPORATED,

                       PRIORITY FULFILLMENT SERVICES, INC.

                                       and

                                  PFSWEB, INC.




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                           MASTER SEPARATION AGREEMENT

         This Master Separation Agreement ("Agreement") is entered into on December 7, 1999 among Daisytek International Corporation, a Delaware corporation ("Daisytek International"), Daisytek, Incorporated, a Delaware corporation ("Daisytek") and a wholly-owned subsidiary of Daisytek International, Priority Fulfillment Services, Inc., a Delaware corporation ("PFS") and a wholly-owned subsidiary of Daisytek, and PFSweb, Inc., a Delaware corporation ("PFSweb"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article 1 hereof.

                                    RECITALS

         WHEREAS, the Boards of Directors of Daisytek International and Daisytek have determined that it would be appropriate and desirable to separate the PFS Business from Daisytek; and

         WHEREAS, Daisytek has caused PFSweb to be incorporated in order to effect such separation, Daisytek currently owns all of the issued and outstanding common stock of PFSweb, and PFSweb currently conducts no business operations and has no significant assets or liabilities;

         WHEREAS, the Boards of Directors of Daisytek and PFSweb have each determined that it would be appropriate and desirable for Daisytek to contribute and transfer to PFSweb, and for PFSweb to receive and assume, directly or indirectly, substantially all of the assets and liabilities currently associated with the PFS Business, including the stock currently held by Daisytek in PFS and the PFS Subsidiaries, and in connection therewith, for PFSweb to (i) pay to Daisytek the net book value of certain assets to be so transferred to it and
(ii) contribute certain assets to PFS; and

         WHEREAS, Daisytek and PFSweb intend that the contribution and assumption of assets and liabilities and payment, together with the Distribution (defined below) will qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code; and

         WHEREAS, Daisytek and PFSweb currently contemplate that, concurrently with the contribution and assumption of assets and liabilities, PFSweb will consummate an initial public offering (the "IPO") of an amount of its Common Stock (the "PFSweb Common Stock") that will reduce Daisytek's ownership of PFSweb to not less than 80%; and

         WHEREAS, Daisytek plans that, as soon as practicable following the satisfaction of applicable conditions, and in no event later than 12 months following the IPO Closing Date, Daisytek will distribute to Daisytek International all of the shares of PFSweb common stock owned by Daisytek, and Daisytek International will, in turn, distribute such shares to the holders of its common stock, $.01 par value, by means of a pro rata distribution, (the "Distribution"); and
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         WHEREAS, Daisytek, Daisytek International and PFSweb intend that the
Distribution will be tax-free to Daisytek, Daisytek International and its stockholders under the Code; and

         WHEREAS, the parties intend in this Agreement to set forth the principal arrangements between them regarding the separation of the PFS Business from Daisytek.

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         Section 1.01. Defined Terms. The following terms, as used herein, shall have the following meanings:

         "Affiliate" of any specified Person means any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such specified Person; provided, however, that for purposes of this Agreement, (i) Daisytek and its subsidiaries (other than PFSweb, PFS and the PFS Subsidiaries) shall not be considered Affiliates of PFSweb and (ii) PFSweb, PFS and the PFS Subsidiaries shall not be considered Affiliates of Daisytek.

         "Ancillary Agreements" means each of the agreements to be entered into by and among Daisytek International, Daisytek, PFSweb and/or PFS in connection with the Distribution, including any exhibits, schedules, attachments, tables or other appendices thereto, and each agreement and other instrument contemplated therein.

         "Business Day " means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of New York are authorized or obligated by law or executive order to close.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, together with the rules and regulations promulgated thereunder.

         "Commission" means the Securities and Exchange Commission.

         "Confidential Information" means with respect to any party hereto, (i) any Information concerning such party, its business or any of its Affiliates that was obtained by another party hereto prior to the Contribution Date, (ii) any Information concerning such party that is obtained by another party under the provisions of this Agreement, or (iii) any other Information obtained by, or furnished to, another party hereto prior to the Contribution Date, in each case that (a) was marked "Proprietary" or "Company Private" or words of similar import by the party owning such Information, or any Affiliate of such party, or
(b) the party owning such

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Information notified such other party in writing was confidential or secret by the Contribution Date.

         "Contribution Date" means the IPO Closing Date.

         "Contribution Schedule" means the schedule identified by Daisytek and PFSweb as the "Contribution Schedule" which sets forth (i) the assets, rights and benefits to be transferred by Daisytek to PFSweb, (ii) the liabilities, commitments and obligations of Daisytek to be assumed, discharged, paid or performed by PFSweb, and (iii) the PFS Intercompany Obligation.

         "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management of the policies of a Person, whether through the ownership of voting securities, by contract or otherwise. "controlling" and "controlled" have the corollary meanings ascribed thereto.

         "Distribution" has the meaning set forth in the preamble to this Agreement.

         "Distribution Date" means any date or dates, as the case may be, determined by Daisytek, in its sole and absolute discretion, to be a date on which shares of PFSweb Common Stock held by Daisytek are distributed in connection with the Distribution.

         "Indemnifying Party" means any party hereto which, pursuant to the terms hereof, is obligated to indemnify any other party hereto.

         "Indemnitee" means any party hereto which, pursuant to the terms hereof, is entitled to indemnification from any other party hereto.

         "Information" means all records, books, contracts, instruments, computer data and other data.

         "IPO" has the meaning set forth in the preamble to this Agreement.

         "IPO Closing Date" means the date on which the consummation of the IPO shall occur.

         "IPO Prospectus" means the Prospectus of PFSweb that forms a part of the IPO Registration Statement, together with all amendments and supplements thereto.

         "IPO Registration Statement" means the registration statement on Form S-1, Registration No. 333-87657 filed by PFSweb with the Commission in connection with the IPO, together with all amendments and supplements thereto.

         "Person" means an individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated association, any other entity, or a government or any

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department or agency or other unit thereof.

         "PFS Business" means the business conducted by PFS and the PFS Subsidiaries at any time on or before the Contribution Date, including (i) all business operations of PFSweb described in the IPO Prospectus, (ii) all business operations initiated or acquired by PFS or any of the PFS Subsidiaries after the date of the IPO Prospectus and (iii) all business operations that were conducted at any time in the past by PFS or any of the PFS Subsidiaries or by any predecessor thereto (including, without limitation, Working Capital of America, Inc.) whether or not discontinued or disposed of prior to the date of the IPO Prospectus.

         "PFS Intercompany Obligation" means the intercompany obligation owing by PFS to Daisytek as set forth in the Contribution Schedule.

         "PFS Liabilities" means the liabilities, commitments and obligations of Daisytek designated as the "PFS Liabilities" in the Contribution Schedule.

         "PFS Memphis Assets" means the assets, rights and benefits designated as the "PFS Memphis Assets" in the Contribution Schedule.

         "PFS Subsidiaries" means, collectively, PFS, Priority Fulfillment Services Europe, B.V., a Netherlands corporation; and Priority Fulfillment Services Canada, Inc., a Canadian corporation.

         "Prior Relationship" means the ownership relationship between Daisytek and PFSweb at any time prior to the Contribution Date.

         "Representatives" means directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

         "Subsidiary" means with respect to any specified Person, any corporation, any limited liability company, any partnership or other legal entity of which such Person or any of its Subsidiaries Controls or owns, directly or indirectly, more than 50% of the stock of other equity interest entitled to vote on the election of the members to the board of directors or similar governing body.

         "Third-Party Claim" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person other than any party hereto or their respective Affiliates which gives rise to a right of indemnification hereunder.

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                                    ARTICLE 2

                           CONTRIBUTION AND ASSUMPTION

         Section 2.01. Contribution of PFS Assets.

         (a) On the Contribution Date, Daisytek shall contribute and transfer to PFSweb, all of Daisytek's right, title and interest in, to and under the following (collectively, the "PFS Assets"): (i) the PFS Memphis Assets, (ii) all of the issued and outstanding shares of capital stock or other equity interests in each of the PFS Subsidiaries, whereupon each of the PFS Subsidiaries shall become wholly-owned Subsidiaries of PFSweb and (iii) the sole outstanding limited liability company membership interest (the "Membership Interest") in PFS Texas, L.L.C., a Delaware limited liability company. PFSweb acknowledges and agrees that, except as set forth herein or in any of the Ancillary Agreements, the foregoing transfers are made "AS IS WHERE IS" and Daisytek has not made nor will make any warranty, express or implied, including without limitation any warranty of merchantability of fitness for a particular purpose, with respect to any PFS Asset.

         (b) Immediately following the contribution and transfer of the PFS Assets as provided above, PFSweb shall contribute and transfer to PFS the PFS Memphis Assets and the Membership Interest.

         Section 2.02. Assumption of Liabilities; Payment to Daisytek. As part of the Contribution, effective as of the Contribution Date, PFSweb and/or the PFS Subsidiaries, as directed by PFSweb, shall assume and on a timely basis shall pay, perform, satisfy and discharge in accordance with their terms the PFS Liabilities. As part of the Contribution, on the IPO Closing Date, or as soon thereafter as practicable, PFSweb shall pay to Daisytek the net book value of the PFS Assets as set forth in the Contribution Schedule. As part of the Contribution, on the IPO Closing Date, or as soon thereafter as practicable, PFSweb shall contribute to PFS sufficient funds for PFS to repay the then outstanding balance, both principal and interest, of the PFS Intercompany Obligation.

         Section 2.03. Methods of Transfer and Assumption.

         (a) The parties intend to complete the transfer of all PFS Assets and the assumption of all PFS Liabilities effective as of the Contribution Date; provided, however, that to the extent any such transfers or assumptions are not completed as of the Contribution Date, each party shall take all actions reasonably necessary or appropriate to complete such transactions as promptly thereafter as possible. In addition, the parties acknowledge that there may exist (i) PFS Assets or other assets that the parties discover were, by mistake or omission, transferred to PFSweb or retained by Daisytek, respectively, or
(ii) PFS Liabilities or other liabilities that the parties discover were, by mistake or omission, assumed by PFSweb or not assumed by PFSweb, respectively. The parties shall, between the Contribution Date and the Distribution Date,

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cooperate in good faith to effect the transfer or re-transfer of such PFS Assets or other assets, and/or the assumption or re-assumption of such PFS Liabilities or other liabilities, to or by the appropriate party and shall not use such mistake or omission to alter the original intent of the parties hereto with respect to the PFS Assets to be transferred to or PFS Liabilities to be assumed by PFSweb. Each party shall reimburse the other or make such other financial or other adjustments as may be equitable to remedy any mistakes or omissions relating to any of the PFS Assets transferred hereby or any of the PFS Liabilities assumed hereby.

         (b) Each party shall execute and deliver to the relevant other party all such documents, instruments, certificates and agreements in appropriate form, and make all filings and recordings and take all such other actions, as shall be necessary or reasonably requested by such other party, whether before or after the Contribution Date, in order to give full effect to and evidence and perfect the transfer and contribution of the PFS Assets and assumption of the PFS Liabilities as contemplated hereby. However, the parties acknowledge and agree that no party shall be required to comply with the provisions of any bulk transfer law of any jurisdiction in connection with the transfer of any PFS Asset.

         (c) Any Subsidiary of PFSweb that will receive any PFS Asset or assume any PFS Liability shall for all purposes be deemed to be a party to this Agreement.

         Section 2.04. Nonassignable Contracts. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any PFS Asset or PFS Liability if an assignment or attempted assignment of the same without the consent of another Person would constitute a breach thereof or in any way impair the rights of a party thereunder or give to any third party any rights with respect thereto. If any such consent is not obtained or if an attempted assignment would be ineffective or would impair such party's rights under any such PFS Asset or PFS Liability so that the party entitled to the benefits and responsibilities of such purported transfer (the "Intended Transferee") would not receive all such rights and responsibilities, then (i) the party purporting to make such transfer (the "Intended Transferor") shall use commercially reasonable efforts to provide or cause to be provided to the Intended Transferee, to the extent permitted by law, the benefits of any such PFS Asset or PFS Liability and the Intended Transferor shall promptly pay or cause to be paid to the Intended Transferee when received all moneys received by the Intended Transferor with respect to any such PFS Asset and (ii) in consideration thereof the Intended Transferee shall pay, perform and discharge on behalf of the Intended Transferor all of the Intended Transferor's liabilities thereunder in a timely manner and in accordance with the terms thereof which it may do without breach. In addition, the Intended Transferor shall take such other actions as may reasonably be requested by the Intended Transferee in order to place the Intended Transferee, insofar as reasonably possible, in the same position as if such PFS Asset had been transferred as contemplated hereby and so all the benefits and burdens relating thereto, including possession, use, risk of loss, potential for gain and dominion, control and command, shall inure to the Intended Transferee. If and when such consents and approvals are obtained, the transfer of the applicable PFS Asset shall be effected in accordance with the terms of this Agreement. To the extent that the PFS Liabilities include liabilities, obligations or commitments pursuant to any


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contract, permit, license, franchise or other right, Daisytek shall, to the extent such contract, permit, license, franchise or other right is not a PFS Asset, upon request by PFSweb either assign the same to PFSweb or assert and seek to enforce the same for the benefit of PFSweb.

                                    ARTICLE 3

                              ANCILLARY AGREEMENTS

         Section 3.01. Ancillary Agreements. Daisytek and PFSweb shall, and shall take all steps reasonably necessary to cause their respective Subsidiaries and Affiliates to, enter into and perform all Ancillary Agreements in accordance with their terms. To the extent that any Ancillary Agreement expressly addresses any matters addressed by this Agreement, the terms and conditions of such Ancillary Agreement shall govern the rights and obligations of the parties with respect to such matters.

                                    ARTICLE 4

                                 INDEMNIFICATION

         Section 4.01. Indemnification by PFSweb. PFSweb and each Subsidiary of PFSweb which shall receive any PFS Asset or PFS Liability transferred pursuant to the terms of this Agreement and their respective successors-in-interest and assigns shall jointly and severally indemnify, defend and hold harmless Daisytek and each of its Subsidiaries and their respective successors-in-interest, and each of their respective past and present Representatives against any loss, claim, damage, liability or action, including any reasonable attorneys' fees or any other expenses reasonably incurred by any of them in connection with investigating and/or defending any such loss, claim, damage, liability or action, resulting from, relating to or arising, out of or in connection with the PFS Business, including without limitation, the PFS Liabilities, to the extent that any such loss, claim, damage, liability or action shall arise from and after the Contribution Date or shall relate to any period from and after the Contribution Date.

         Section 4.02. Indemnification by Daisytek. Daisytek and each Subsidiary of Daisytek which shall transfer any PFS Asset or PFS Liability pursuant to the terms of this Agreement and their respective successors-in-interest and assigns shall jointly and severally indemnify, defend and hold harmless PFSweb and each of its Subsidiaries and their respective successors-in-interest, and each of their respective past and present Representatives against any loss, claim, damage, liability or action, including any reasonable attorneys' fees or any other expenses reasonably incurred by any of them in connection with investigating and/or defending any such loss, claim, damage, liability or action, resulting from, relating to or arising, out of or in connection with the PFS Business, including without limitation, the PFS Liabilities, to the extent that any such loss, claim, damage, liability or action shall arise prior to the Contribution Date or shall relate to any period prior to the Contribution Date.

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         Section 4.03. Indemnification Procedures.

         (a) If any Indemnitee receives notice of the assertion of any Third-Party Claim with respect to which an Indemnifying Party is obligated under this Agreement to provide indemnification, such Indemnitee shall promptly give such Indemnifying Party notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any Indemnitee to give notice as provided in this Section shall not relieve any Indemnifying Party of its obligations, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

         (b) An Indemnifying Party, at such Indemnifying Party's own expense and through counsel chosen by such Indemnifying Party (which counsel shall be reasonably acceptable to the Indemnitee), may elect to defend any Third-Party Claim. If an Indemnifying Party elects to defend a Third-Party Claim, then, within ten Business Days after receiving notice of such Third-Party Claim (or sooner, if the nature of such Third Party claim so requires), such Indemnifying Party shall notify the Indemnitee of its intent to do so, and such Indemnitee shall cooperate in the defense of such Third-Party Claim. Such Indemnifying Party shall pay such Indemnitee's reasonable out-of-pocket expenses incurred in connection with such cooperation. Such Indemnifying Party shall keep the Indemnitee reasonably informed as to the status of the defense of such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Section for any attorneys' fees or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof; provided, however, that such Indemnitee shall have the right to employ one law firm as counsel ("Separate Counsel"), to represent such Indemnitee in any action or group of related actions (which firm or firms shall be reasonably acceptable to the Indemnifying Party) if, in such Indemnitee's reasonable judgment at any time, either a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim, or there may be defenses available to such Indemnitee which are significantly different from or in addition to those available to such Indemnifying Party and the representation of both parties by the same counsel would, in the reasonable judgment of the Indemnitee, be inappropriate, and in that event (i) the reasonable fees and expenses of such Separate Counsel shall be paid by such Indemnifying Party (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one Separate Counsel with respect to any Third-Party Claim (even if against multiple Indemnitees)) and (ii) each of such Indemnifying Party and such Indemnitee shall have the right to conduct its own defense in respect of such claim. If an Indemnifying Party elects not to defend against a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in this Section within the period of ten Business Days described above, the Indemnitee may defend, compromise, and settle such Third-Party Claim and shall be entitled to indemnification hereunder (to the extent permitted hereunder); provided, however, that no such Indemnitee may compromise or settle any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, (i) settle or compromise any Third-Party

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Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Third-Party Claim or (ii) settle or compromise any Third-Party Claim in any manner that would be reasonably likely to have a material adverse effect on the Indemnitee.

         Section 4.04. Certain Limitations.

         (a) The amount of any indemnifiable losses or other liability for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnitee from third parties (including, without limitation, amounts actually recovered under insurance policies) with respect to such indemnifiable losses or other liability. Any Indemnifying Party hereunder shall be subrogated to the rights of the Indemnitee upon payment in full of the amount of the relevant indemnifiable loss. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any Indemnitee recovers an amount from a third party in respect of an indemnifiable loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable loss and the amount received from the third party exceeds the remaining unpaid balance of such indemnifiable loss, then the Indemnitee shall promptly remit to the Indemnifying Party the excess (if any) of (i) the sum of the amount theretofore paid by such Indemnifying Party in respect of such indemnifiable loss plus the amount received from the third party in respect thereof, less (ii) the full amount of such indemnifiable loss or other liability.

         (b) The amount of any loss or other liability for which indemnification is provided under this Agreement shall be (i) increased to take account of any net tax cost incurred by the Indemnitee arising from the receipt or accrual of an indemnification payment hereunder (grossed up for such increase) and (ii) reduced to take account of any net tax benefit realized by the Indemnitee arising from incurring or paying such loss or other liability. In computing the amount of any such tax cost or tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnification payment hereunder or incurring or paying any indemnified loss. Any indemnification payment hereunder shall initially be made without regard to this Section and shall be increased or reduced to reflect any such net tax cost (including gross-up) or net tax benefit only after the Indemnitee has actually realized such cost or benefit. For purposes of this Agreement, an Indemnitee shall be deemed to have "actually realized" a net tax cost or a net tax benefit to the extent that, and at such time as, the amount of taxes payable by such Indemnitee is increased above or reduced below, as the case may be, the amount of taxes that such Indemnitee would be required to pay but for the receipt or accrual of the indemnification payment or the incurrence or payment of such loss, as the case may be. Following such determination, the Indemnifying Party shall pay any underpayment to the Indemnitee and the Indemnitee shall reimburse the Indemnifying Party for any overpayment, respectively, as may arise from the foregoing adjustment.

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         (c) Any indemnification payment made under this Agreement shall be characterized for tax purposes as if such payment were made immediately prior to the Contribution Date.

                                    ARTICLE 5

                              ACCESS TO INFORMATION

         Section 5.01  Restrictions on Disclosure of Information.

         (a) Without limiting any rights or obligations under any other agreement between or among the parties hereto and/or any of their respective Affiliates relating to confidentiality, for a period of three years following the Contribution Date, each of the parties hereto agrees that it shall not, and shall not permit any of its Affiliates or Representatives to, disclose any Confidential Information to any Person, other than to such Affiliates or Representatives on a need-to-know basis in connection with the purpose for which the Confidential Information was originally disclosed. Notwithstanding the foregoing, each of the parties hereto and its respective Affiliates and Representatives may disclose such Confidential Information, and such Information shall no longer be deemed Confidential Information, to the extent that such party can demonstrate that such Confidential Information is or was (i) available to such party outside the context of the Prior Relationship on a nonconfidential basis prior to its disclosure by the other party, (ii) in the public domain other than by the breach of this Agreement or by breach of any other agreement between or among the parties hereto and/or any of their respective Affiliates relating to confidentiality, or (iii) lawfully acquired outside the context of the Prior Relationship on a nonconfidential basis or independently developed by, or on behalf of, such party by Persons who do not have access to, or descriptions of, any such Confidential Information. Additionally, notwithstanding anything to the contrary herein, any Information provided by Daisytek to PFSweb or by PFSweb to Daisytek shall, except as otherwise set forth in any of the Ancillary Agreements, not be deemed Confidential Information with respect to the use of such Information by PFSweb in the ordinary course of the PFS Business or by Daisytek in the ordinary course of Daisytek's business, respectively.

         (b) Each of the parties hereto shall maintain, and shall cause their respective Affiliates to maintain, policies and procedures, and develop such further policies and procedures as shall from time to time become necessary or appropriate, to ensure compliance with this Section.

         Section 5.02. Legally Required Disclosure of Confidential Information. If any of the parties to this Agreement or any of their respective Affiliates or Representatives becomes legally required to disclose any Confidential Information, such disclosing party shall promptly notify the party owning the Confidential Information (the "Owning Party") and shall use all commercially reasonable efforts to cooperate with the Owning Party so that the Owning Party may seek a protective order or other appropriate remedy and/or waive compliance with Section 5.01. All expenses reasonably incurred by the disclosing party in seeking a protective order or

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other remedy shall be borne by the Owning Party. If such protective order or other remedy is not obtained, or if the Owning Party waives compliance with
Section 5.01, the disclosing party or its Affiliate or Representative, as applicable, shall (a) disclose only that portion of the Confidential Information which its legal counsel advises it is compelled to disclose or else stand liable for contempt or suffer other similar significant corporate censure or penalty,
(b) use all commercially reasonable efforts, at the Owning Party's expense, to obtain such reliable assurance as may be reasonably requested by the Owning Party that confidential treatment will be accorded such Confidential Information, and (c) promptly provide the Owning Party with a copy of the Confidential Information so disclosed, in the same form and format so disclosed, together with a description of all Persons to whom such Confidential Information was disclosed.

         Section 5.03. Record Retention. To the extent that books and records of Daisytek or any of its Affiliates contain information relating to the PFS Business and the same are not included in the PFS Assets, Daisytek agrees to cooperate with PFSweb in providing PFSweb with any such information upon PFSweb's reasonable request to the extent that any such information exists and is reasonably separable from Daisytek information unrelated to the PFS Business. PFSweb shall reimburse Daisytek for all of its reasonable out-of-pocket costs incurred in connection with any such request. PFSweb shall preserve and keep all books and records included in the PFS Assets, whether in electronic form or otherwise, for no less than the period of time from the Contribution Date as may be required by any governmental authority or agency or as may be considered good business practice (the "Retention Period"). If PFSweb wishes to dispose of any books and records or other documents which it is obligated to retain under this Section after the Retention Period, then PFSweb shall first provide 90 days' written notice to Daisytek and Daisytek shall have the right, at its option and expense, upon prior written notice within such 90-day period, to take possession of such books or records or other documents. Written notice of intent to dispose of such books and records shall include a description of the books and records in detail sufficient to allow Daisytek to reasonably assess its potential need to retain such materials. In the event PFSweb enters into an agreement with a third party to sell a portion of the PFS Business, together with the books and records related thereto, Daisytek shall have the right to duplicate such books and records prior to any such disposition and, should the purchaser of the PFS Business be a competitor of Daisytek, Daisytek shall have the right to prohibit the transfer or disclosure to such party of that portion of the former books and records of Daisytek which Daisytek notifies PFSweb then contains Confidential Information.

         Section 5.04. Production of Witnesses. Until the six-year anniversary of the Contribution Date, each of the parties hereto shall use all commercially reasonable efforts, and shall cause each of their respective Affiliates to use all commercially reasonable efforts, to make available to each other, upon written request, its directors, officers, employees and other Representatives as witnesses to the extent that any such Person may reasonably be required (giving consideration to the business demands upon such Persons) in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved; provided, however, that with respect to any legal or administrative proceedings relating to the tax liability of any of the parties hereto or any of their respective Affiliates, each of the parties hereto shall, and shall cause each of their respective Affiliates to, make their directors, officers, employees and other Representatives available as witnesses until such time as the statute of limitations have expired with respect to all tax years prior to and including the year in which the asset transfers contemplated by this Agreement are consummated.

         Section 5.05. Reimbursement. Unless otherwise provided in this Article, each party to this Agreement providing access, information or witnesses to another party pursuant to this Agreement shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payment for all reasonable out-of-pocket costs and expenses (excluding allocated compensation, salary and overhead expense) as may be reasonably incurred in providing such information or witnesses.

                                    ARTICLE 6

                                  MISCELLANEOUS

         Section 6.01. Entire Agreement. This Agreement, including all the Ancillary Agreements, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

         Section 6.02. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

         Section 6.03. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         Section 6.04. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their chief executive offices, or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy or by air courier shall be deemed effective on the first Business Day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth Business Day at the place from which such notice or communication was mailed following the day on which such notice or communication was mailed.

         Section 6.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their legal representatives and successors, and each

Subsidiary and each Affiliate of the parties hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except as otherwise expressly provided herein. Except as otherwise expressly set forth herein, this Agreement may not be assigned or transferred to any other Person without the prior written consent of each of the parties hereto.

         Section 6.06. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         Section 6.07. Dispute Resolution. Except as otherwise set forth in the Ancillary Agreements, resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, or otherwise (collectively, "Disputes"), shall be exclusively governed by and settled in accordance with the provisions of this Section. The parties hereto shall use all commercially reasonable efforts to settle all Disputes without resorting to mediation, arbitration, litigation or other third party dispute resolution mechanisms. If any Dispute remains unsettled, a party hereto may commence proceedings hereunder by first delivering a written notice from a Senior Vice President or comparable executive officer of such party (the "Demand") to the other parties providing a reasonable description of the Dispute to the others and expressly requesting mediation hereunder. The parties hereby agree to submit all Disputes to non-binding mediation before a mediator reasonably acceptable to all parties involved in such Dispute. If the parties are unable to agree upon a mediator or if, after such mediation, the parties subject to such mediation disagree regarding the mediator's recommendation, such Dispute shall be submitted to arbitration under the terms hereof, which arbitration shall be final, conclusive and binding upon the parties, their successors and assigns. The arbitration shall be conducted in Dallas, Texas by three arbitrators acting by majority vote (the "Panel") selected by agreement of the parties, or, failing such agreement, appointed pursuant to the commercial arbitration rules of the American Arbitration Association, as amended from time to time (the "AAA Rules"). If an arbitrator so selected becomes unable to serve, his or her successors shall be similarly selected or appointed. The arbitration shall be conducted pursuant to the Federal Arbitration Act and such procedures as the parties subject to such arbitration (each, a "Party") may agree, or, in the absence of or failing such agreement, pursuant to the AAA Rules. Notwithstanding the foregoing: (i) each Party shall have the right to inspect the books and records of the other Party that are reasonably related to the Dispute; (ii) each Party shall provide to the other, reasonably in advance of any hearing, copies of all documents which a Party intends to present in such hearing; and (iii) each Party shall be allowed to conduct reasonable discovery through written requests for information, document requests, requests for stipulation of fact and depositions, the nature and extent of which discovery shall be determined by the Parties; provided that if the Parties cannot agree on the terms of such discovery, the nature and extent thereof shall be determined by the Panel which shall take into account the needs of the Parties and the desirability of making discovery expeditious and cost effective. The award shall be in writing and shall specify the factual and legal basis for the award. The Panel shall apportion all costs and expenses of arbitration, including the Panel's fees and expenses and fees and expenses of experts, between the prevailing and non-prevailing Party as the Panel deems fair and reasonable. The parties hereto agree that monetary damages may be inadequate and that any party by whom this Agreement is enforceable shall be entitled to seek specific performance of the arbitrators' decision from a court of competent jurisdiction, in addition to any other appropriate relief or remedy. Notwithstanding the foregoing, in no event may the Panel award consequential, special, exemplary or punitive damages. Any arbitration award shall be binding and enforceable against the parties hereto and judgment may be entered thereon in any court of competent jurisdiction.

         Section 6.08. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

         Section 6.09. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         Section 6.10. Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to be bound by such change or amendment.

         Section 6.11. Authority. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements, (b) the execution, delivery and performance of this Agreement and the Ancillary Agreements by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement and the Ancillary Agreements, and (d) this Agreement and each Ancillary Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

         Section 6.12. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.

                          [remainder of page is blank]

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.


                                  DAISYTEK INTERNATIONAL CORPORATION


                                  By:
                                     --------------------------------------
                                      Name:
                                      Title:

                                  DAISYTEK, INCORPORATED


                                  By:
                                     --------------------------------------
                                      Name:
                                      Title:

                                  PRIORITY FULFILLMENT SERVICES, INC.


                                  By:
                                     --------------------------------------
                                      Name:
                                      Title:

                                  PFSWEB, INC.


                                  By:
                                      --------------------------------------
                                      Name:
                                      Title:

                                                                    EXHIBIT 2.2





               INITIAL PUBLIC OFFERING AND DISTRIBUTION AGREEMENT

                          dated as of December 7, 1999

                                  by and among

                      DAISYTEK INTERNATIONAL CORPORATION,

                             DAISYTEK, INCORPORATED

                                      and

                                  PFSWEB, INC.

               INITIAL PUBLIC OFFERING AND DISTRIBUTION AGREEMENT


                  This INITIAL PUBLIC OFFERING AND DISTRIBUTION AGREEMENT (the "Agreement") is made and entered into as of December 7, 1999, by and among Daisytek International Corporation, a Delaware corporation ("Daisytek International"), Daisytek, Incorporated, a Delaware corporation and a wholly-owned subsidiary of Daisytek International ("Daisytek"), and PFSweb, Inc., a Delaware corporation and a wholly-owned subsidiary of Daisytek ("PFSweb"). Certain capitalized terms used herein are defined in Section 1 of this Agreement.

                                    RECITALS

                  WHEREAS, the Boards of Directors of Daisytek International and Daisytek have determined that it would be appropriate and desirable to completely separate the PFS Business from Daisytek;

                  WHEREAS, Daisytek has caused PFSweb to be incorporated in order to effect such separation;

                  WHEREAS, Daisytek and PFSweb are parties to the Separation Agreement pursuant to which Daisytek will contribute and transfer to PFSweb, and PFSweb will receive and assume, the assets and liabilities then associated with the PFS Business as described therein;

                  WHEREAS, Daisytek and PFSweb intend that the Contribution, together with the Distribution, qualify as a tax-free reorganization under
Section 368(a)(1)(D) of the Code;

                  WHEREAS, Daisytek currently owns all of the issued and outstanding PFSweb Common Stock;

                  WHEREAS, the parties currently contemplate that PFSweb shall consummate the Initial Public Offering;

                  WHEREAS, immediately following the consummation of the Initial Public Offering, Daisytek shall own not less than 80% of the outstanding shares of PFSweb Common Stock;

                  WHEREAS, Daisytek plans to divest itself of its entire ownership of PFSweb by distributing all of its shares of PFSweb Common Stock to Daisytek International, which, in turn, will distribute in the Distribution all of such shares of PFSweb Common Stock to the holders of Daisytek Common Stock;

                  WHEREAS, Daisytek International, Daisytek and PFSweb intend that the Distribution will be tax-free to Daisytek, Daisytek International and its stockholders under Sections 355 and 368(a)(1)(D) of the Code;

                  WHEREAS, the parties intend in this Agreement to set forth the principal arrangements between them regarding the Initial Public Offering and the Distribution; and

                  WHEREAS, the parties hereto have determined that in order to accomplish the objectives of the Initial Public Offering and the Distribution and to facilitate the consummation thereof, it is necessary and desirable to enter into the agreements and understandings set forth herein;

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

                  1.        DEFINITIONS.

                  "Active Trade or Business" means the active conduct of the trade or business (as defined in Section 355(b)(2) of the Code) conducted by PFSweb immediately prior to the Distribution Date.

                  "Affiliate" means a PFSweb Affiliate or a Daisytek Affiliate, as the case may be.

                  "Ancillary Agreements" has the meaning ascribed to such term in the Separation Agreement.

                  "Annual Financial Statements" has the meaning set forth in
Section 5.1 (a)(vi).

                  "Business Day" means any day other than a Saturday, a Sunday, or a day on which banking institutions located in the State of New York are authorized or obligated by law or executive order to close.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time, together with the rules and regulations promulgated thereunder.

                  "Consent" means any consent of, waiver or approval from, or notification to, any Person.

                  "Contribution" means the transfer of certain assets by Daisytek to PFSweb (and the assumption by PFSweb of certain liabilities) as contemplated by the Separation Agreement.

                  "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "CPR Rules" means the Rules for Non-Administered Arbitration of Business Disputes promulgated by the Center for Public Resources, as in effect on the date hereof.

                  "D Reorganization" means a transaction qualifying as a reorganization under Section 368(a)(1)(D) of the Code.

                  "Daisytek Affiliate" means a Person, other than PFSweb or a PFSweb Affiliate, that, after giving effect to the Distribution, directly or indirectly through one or more intermediaries, is Controlled by Daisytek International.

                  "Daisytek Annual Statements" has the meaning set forth in
Section 5.1(b)(ii).

                  "Daisytek's Auditors" has the meaning set forth in Section 5.1(b)(ii).

                  "Daisytek Business" means any business or operations of Daisytek or any Daisytek Affiliates other than the PFS Business.

                  "Daisytek Common Stock" means the Common Stock, par value $.01 per share, of Daisytek International.

                  "Daisytek Disclosure Portions" means all material set forth in, or incorporated by reference into, either the IPO Registration Statement or the Distribution Registration Statement, as applicable, to the extent relating exclusively to (i) Daisytek and the Daisytek Affiliates (excluding PFSweb and the PFSweb Affiliates), (ii) the Daisytek Business, (iii) Daisytek's intentions with respect to the Distribution or (iv) the terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution.

                  "Daisytek Option" means an option to purchase shares of Daisytek Common Stock issued under any stock option plan of Daisytek International.

                  "Daisytek Public Filings" has the meaning set forth in
Section 5.1(a)(xiii).

                  "Daisytek Transfer Agent" means ChaseMellon Shareholder Services LLC, in its capacity as the transfer agent and registrar for the Daisytek Common Stock.

                  "Dispute Notice" means written notice of any dispute between Daisytek and PFSweb arising out of or relating to this Agreement, which shall set forth, in reasonable detail, the nature of the dispute.

                  "Distribution" means the distribution of PFSweb Common Stock by Daisytek to Daisytek International and thereafter by Daisytek International in one or more transactions occurring after the Initial Public Offering that collectively have the effect that all shares of PFSweb Common Stock held by Daisytek are distributed to Daisytek International stockholders, whenever such transaction(s) shall occur.

                  "Distribution Date" means any date or dates, as the case may be, determined by Daisytek, in its sole and absolute discretion, to be a date on which shares of PFSweb Common Stock held by Daisytek are distributed in connection with the Distribution.

                  "Distribution Registration Statement" means any and all registration statements, information statements or other documents, if any, filed by any party with the SEC in connection with any transaction constituting part of the Distribution, in each case as supplemented or amended from time to time.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, together with the rules and regulations promulgated thereunder.

                  "GAAP" means generally accepted accounting principles, consistently applied.

                  "Indemnifying Party" means a Person that is obligated to provide indemnification under this Agreement.

                  "Indemnitee" means a Person that is entitled to seek indemnification under this Agreement.

                  "Indemnity Payment" means an amount that an Indemnifying Party is required to pay to an Indemnitee under this Agreement.

                  "Initial Public Offering" or "IPO" means the initial public offering by PFSweb of shares of PFSweb Common Stock as contemplated by the IPO Registration Statement.

                  "Insurance Proceeds" means the payment received by an insured from an insurance carrier or paid by an insurance carrier on behalf of the insured, net of any applicable premium adjustment and tax effect.

                  "IPO Registration Statement" means the Registration Statement on Form S-1, Registration No. 333-87657, of PFSweb, as supplemented and amended from time to time.

                  "IRS" means Internal Revenue Service of the U.S. Department of Treasury or any successor agency.

                  "Losses" means all losses, liabilities, claims, obligations, demands, judgments, damages, dues, penalties, assessments, fines (civil or criminal), costs, liens, expenses, forfeitures, settlements, or fees, reasonable attorneys' fees and court costs, of any nature or kind, whether or not the same would properly be reflected on a balance sheet, and "Loss" means any of these.

                  "Negotiation Period" means the period of 20 Business Days following the initial meeting of the representatives of Daisytek and PFSweb following the receipt of a Dispute Notice.

                  "Notice" means any notice, request, claim, demand, or other communication under this Agreement.

                  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                  "PFS Business" has the meaning ascribed to such term in the Separation Agreement.

                  "PFSweb Affiliate" means a Person, other than Daisytek International or a Daisytek Affiliate, that, after giving effect to the Distribution, directly or indirectly through one or more intermediaries, is Controlled by, or is under common Control with PFSweb.

                  "PFSweb Capital Stock" means all classes or series of capital stock of PFSweb.

                  "PFSweb Common Stock" means the Common Stock of PFSweb.

                  "PFSweb Employee" means an individual employed by Daisytek or any Daisytek Affiliate who becomes employed by PFSweb or any PFS Affiliate in connection with the Distribution.

                  "PFSweb Option" means an option to purchase shares of PFSweb Common Stock issued under a stock option plan of PFSweb.

                  "PFSweb Public Documents" has the meaning set forth in
Section 5.1(a)(ix).

                  "PFSweb Transfer Agent" means ChaseMellon Shareholder Services LLC, in its capacity as the transfer agent and registrar for the PFSweb Common Stock.

                  "PFSweb's Auditors" has the meaning set forth in Section 5.1(b)(i).

                  "Pre-Distribution Period" means the period of time from the date hereof until the completion of the Distribution.

                  "Proposed Acquisition Transaction" means a transaction or series of transactions as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, from PFSweb or one or more holders of outstanding shares of PFSweb Capital Stock, a number of shares of PFSweb Capital Stock that would comprise 50% or more of (i) the value of all outstanding shares of PFSweb Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of Voting Stock of PFSweb as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.

                  "Quarterly Financial Statements" has the meaning set forth in
Section 5.1(a)(v).

                  "Ratio" means the amount determined by dividing (i) the average of the daily high and low per share prices of the Daisytek Common Stock, as reported in The Wall Street Journal, during the three trading days ending on the Record Date, by (ii) the average of the daily high and low per share prices of the PFSweb Common Stock, as reported in The Wall Street Journal, for the three trading days commencing on the first trading day following the Record Date.

                  "Record Date" means the close of business on the date(s) to be determined by the Board of Directors of Daisytek International as the record date(s) for determining stockholders of Daisytek International entitled to receive shares of PFSweb Common Stock in the Distribution.

                  "Regulation S-K" means Regulation S-K of the General Rules and Regulations promulgated by the SEC.

                  "Regulation S-X" means Regulation S-X of the General Rules and Regulations promulgated by the SEC.

                  "Representation Date" means any date on which PFSweb makes any representation (i) to the IRS or to counsel selected by Daisytek for the purpose of obtaining a Subsequent Tax Opinion/Ruling, or (ii) to Daisytek for the purpose of any determination required to be made by Daisytek pursuant to
Section 4.2.

                  "Representation Letters" means any representation letters and any other materials (including, without limitation, the ruling request and the related supplemental submissions to the IRS) delivered or deliverable by Daisytek and others in connection with the rendering by Tax Advisor and/or the issuance by the IRS of the Tax Opinions/Rulings, which to the extent related to PFSweb shall be in form and substance reasonably satisfactory to PFSweb.

                  "Representative" means, with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

                  "Request" has the meaning set forth in Section 6.7.

                  "SEC" means the United States Securities and Exchange Commission or any successor agency.

                  "Securities Act" means the Securities Act of 1933, as amended from time to time, together with the rules and regulations promulgated thereunder.

                  "Separation Agreement" means the Master Separation Agreement by and among Daisytek International, Daisytek, Priority Fulfillment Services, Inc. and PFSweb, as amended from time to time.

                  "Subsequent Tax Opinion/Ruling" means either (i) any opinion of Tax Advisor selected by Daisytek, in its sole and absolute discretion, confirming, in form and substance reasonably satisfactory to Daisytek, that, as a consequence of the consummation of a subsequent transaction, no income, gain or loss for U.S. federal income tax purposes will be recognized by Daisytek, Daisytek International, the stockholders or former stockholders of Daisytek International, or any Daisytek Affiliate with respect to the Distribution, or
(ii) an IRS private letter ruling to the same effect.

                  "Subsidiary" means with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries Controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote with respect to the election of members to the board of directors or similar governing body; provided, however, that for the purposes of this Agreement, neither PFSweb nor any of the Subsidiaries of PFSweb shall be deemed to be Subsidiaries of Daisytek or of any of the Subsidiaries of Daisytek.

                  "Tax" means (i) any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on, minimum, estimated, or other tax, assessment, or governmental charge of any kind whatsoever imposed by any governmental authority, including any interest, penalty, or addition thereto, whether disputed or not; (ii) any liability for the payment of any amounts of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

                  "Tax Advisor" means the professional accounting or law firm designated by Daisytek as its Tax Advisor.

                  "Tax Agreement" means the Tax Sharing Agreement between Daisytek and PFSweb, as amended from time to time.

                  "Tax Control" means, with respect to PFSweb, ownership of PFSweb Capital Stock which constitutes at least 80% of both (i) the total combined voting power of all outstanding shares of Voting Stock of PFSweb and
(ii) each class and series of PFSweb Capital Stock other than Voting Stock of PFSweb.

                  "Tax-Free Status of the Distribution" means the nonrecognition of taxable gain or loss for U.S. federal income tax purposes to Daisytek International, Daisytek, Daisytek Affiliates and Daisytek International's stockholders in connection with the Distribution.

                  "Tax Opinions/Rulings" means any opinions of Tax Advisor and/or the rulings by the IRS deliverable to Daisytek in connection with the Contribution and the Distribution.

                  "Tax-Related Losses" means (i) all federal, state and local Taxes (including interest and penalties thereon) imposed pursuant to any settlement, final determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such taxes; and (iii) all costs and expenses that may result from adverse tax consequences to Daisytek, Daisytek International or its stockholders (including all costs, expenses and damages associated with stockholder litigation or controversies) payable by Daisytek or Daisytek Affiliates.

                  "Third-Party Claim" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person other than Daisytek or any Daisytek Affiliate or PFSweb or any PFSweb Affiliate which gives rise to a right of indemnification hereunder.

                  "Underwriters" means the managing underwriters for the IPO.

                  "Underwriting Agreement" means the Underwriting Agreement between PFSweb and the Underwriters relating to the Initial Public Offering, as amended from time to time.

                  "Value" means with respect to any trade or business (or portion thereof), the fair market value of the assets constituting such trade or business, less the current liabilities associated with such trade or business, in each case determined as of the Distribution Date.

                  "Voting Stock" means with respect to any Person, all classes and series of the capital stock of such Person entitled to vote generally in the election of directors.

                  2.       THE INITIAL PUBLIC OFFERING AND THE DISTRIBUTION.

                  2.1. Transactions Prior To The IPO. Subject to the conditions hereof, Daisytek International and PFSweb shall use their reasonable best efforts to consummate the IPO. Such actions shall include those specified in this Section 2.1.

                           (a) PFSweb shall file the IPO Registration Statement,
and such amendments or supplements thereto, as may be necessary in order to cause the same to become and remain effective as required by law or by the Underwriters, including, but not limited to, filing such amendments to the IPO Registration Statement as may be required by the Underwriting Agreement, the SEC or federal, state or foreign securities laws. Daisytek International and PFSweb shall also cooperate in preparing, filing with the SEC and causing to become effective a registration statement registering the PFSweb Common Stock under the Exchange Act, and any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO, the Distribution or the other transactions contemplated by this Agreement and the Ancillary Agreements.

                           (b) PFSweb and Daisytek International shall enter
into the Underwriting Agreement, in form and substance reasonably satisfactory to them and each shall comply with its respective obligations thereunder.

                           (c) Daisytek International and PFSweb shall consult
with each other and the Underwriters regarding the timing, pricing and other material matters with respect to the IPO.

                           (d) PFSweb shall use its reasonable best efforts to
take all such action as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the IPO.

                           (e) PFSweb shall prepare, file and use reasonable
best efforts to seek to make effective, an application for listing of the PFSweb Common Stock issued in the IPO on the NASDAQ National Market, subject to official notice of issuance.

                           (f) PFSweb shall participate in the preparation of
materials and presentations as the Underwriters shall deem necessary or desirable.

                  2.2. Proceeds of the IPO. The IPO will be a primary offering of PFSweb Common Stock and the net proceeds of the IPO will be retained by PFSweb, subject to the payments to be made under the Separation Agreement.

                  2.3. Conditions Precedent to Consummation of the IPO. The obligations of the parties to consummate the IPO shall be conditioned on such conditions as Daisytek International shall determine in its sole and absolute discretion, which conditions, or any of them, may be waived by Daisytek International in its sole and absolute discretion, including without limitation, the following conditions, which shall be for the sole benefit of Daisytek International and shall not give rise to or create any duty on the part of Daisytek International or any Daisytek Affiliate or their Board of Directors to waive or not waive any such condition:

                           (a) The IPO Registration Statement shall have been
filed and declared effective by the SEC, and there shall be no stop order in effect with respect thereto.

                           (b) The actions and filings with regard to state
securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) described in Section 2.1 shall have been taken and, where applicable, have become effective or been accepted.

                           (c) The PFSweb Common Stock to be issued in the IPO
shall have been accepted for listing on the NASDAQ National Market, on official notice of issuance.

                           (d) PFSweb shall have entered into the Underwriting
Agreement and all conditions to the obligations of PFSweb and the Underwriters shall have been satisfied or waived.


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



                           (e) Daisytek International shall be satisfied in its
sole discretion that Daisytek will own at least 80% of the voting rights attached to the then outstanding PFSweb Common Stock immediately following the IPO, and, to the extent deemed necessary or desirable by Daisytek International in its sole discretion, all other matters regarding the Tax-Free Status of the Distribution shall, to the extent applicable as of the time of the IPO, be satisfied or can reasonably be anticipated to be satisfied and there shall be no event or condition that is likely to cause any of such conditions not to be satisfied as of the time of the Distribution or thereafter.

                           (f) No order, injunction or decree issued by any
court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the IPO or any of the other transactions contemplated by this Agreement or any Ancillary Agreement shall be in effect.

                           (g) Such other actions as the parties hereto may,
based upon the advice of counsel, reasonably request to be taken prior to the IPO in order to assure the successful completion of the IPO and the other transactions contemplated by this Agreement shall have been taken.

                  2.4. The Distribution. Daisytek and Daisytek International pan, as soon as practicable after the satisfaction of applicable conditions, and not later than 12 months following the consummation of the Initial Public Offering, to complete the Distribution. PFSweb shall cooperate with Daisytek in all respects to accomplish the Distribution and shall, at Daisytek International's direction, promptly take any and all actions necessary or desirable to effect the Distribution, including, without limitation, to the extent necessary under then applicable law, the registration under the Securities Act of PFSweb Common Stock on an appropriate registration form or forms to be designated by Daisytek International. Daisytek International shall select any investment banker(s) and manager(s) in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and outside counsel for Daisytek International; provided that nothing herein shall prohibit PFSweb from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with the Distribution.

                  2.5. Certain Stockholder Matters. From and after the distribution of PFSweb Common Stock in connection with any transaction(s) included as part of the Distribution and until such PFSweb Common Stock is duly transferred in accordance with applicable law, PFSweb shall regard the Persons receiving PFSweb Common Stock in such transaction(s) as record holders of PFSweb Common Stock in accordance with the terms of such transaction(s) without requiring any action on the part of such Persons. PFSweb agrees that, subject to any transfers of such stock, (a) each such holder shall be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of PFSweb Common Stock then held by such holder and (b) each such holder shall be entitled, without any action on the part of such holder, to receive one or more certificates representing, or other evidence of ownership of, the shares of PFSweb Common Stock then held by such holder. Daisytek International and Daisytek shall cooperate, and shall instruct the Daisytek Transfer Agent to cooperate, with PFSweb and the PFSweb Transfer Agent, and PFSweb shall cooperate, and shall instruct the PFSweb Transfer Agent to cooperate, with Daisytek International, Daisytek and the

Daisytek Transfer Agent, in connection with all aspects of the Distribution and all other matters relating to the issuance and delivery of certificates representing, or other evidence of ownership of, the shares of PFSweb Common Stock distributed to the holders of Daisytek Common Stock in connection with any transaction(s) included as part of the Distribution. Following the Distribution, Daisytek International shall instruct the Daisytek Transfer Agent to deliver to the PFSweb Transfer Agent true, correct and complete copies of the stock and transfer records reflecting the holders of Daisytek Common Stock receiving shares of PFSweb Common Stock in connection with any transaction(s) included as part of the Distribution.

                  2.6. Means of Distribution. (a) Subject to Section 2.4 hereof, on or prior to the Distribution Date, Daisytek will distribute and deliver to Daisytek International who, in turn, will deliver to the Daisytek Transfer Agent for the benefit of holders of record of Daisytek Common Stock on the Record Date, a single stock certificate, endorsed in blank, representing all of the outstanding shares of PFSweb Common Stock then owned by it, which certificate shall be reissued in sufficient manner so that the Daisytek Transfer Agent may, and shall be instructed to, distribute on the Distribution Date the appropriate number of such shares of PFSweb Common Stock to each such holder of record of Daisytek Common Stock on the Record Date or designated transferee or transferees of such holder.

                           (b) Subject to Section 2.4, each holder of Daisytek
Common Stock on the Record Date (or such holder's designated transferee or transferees) will be entitled to receive in the Distribution a number of shares of PFSweb Common Stock equal to the number of shares of Daisytek Common Stock held by such holder on the Record Date multiplied by a fraction, the numerator of which is the number of shares of PFSweb Common Stock beneficially owned by Daisytek International on the Record Date and the denominator of which is the number of shares of Daisytek Common Stock issued and outstanding on the Record Date.

                  2.7. Actions Prior to the Distribution. (a) Daisytek International and PFSweb shall prepare and mail, prior to the Distribution Date, to the holders of Daisytek Common Stock, such information concerning PFSweb, its business, operations and management, the Distribution and such other matters as Daisytek International shall reasonably determine and as may be required by law. Daisytek International and PFSweb will prepare, and PFSweb will, to the extent required under applicable law, file with the SEC any such documentation which Daisytek International determines are necessary or desirable to effectuate the Distribution, and Daisytek International and PFSweb shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

                           (b) Daisytek International and PFSweb shall take all
such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution.

                           (c) PFSweb shall prepare and file, and shall use its
reasonable best efforts to have approved, an application for the listing on the NASDAQ National Market, subject to official notice of distribution of the PFSweb Common Stock to be distributed in the

Distribution, and the shares of PFSweb Common Stock covered by PFSweb Options to be granted under Section 3.6 below.

                  2.8. Conditions To Distribution. The consummation of the Distribution is subject to the following conditions, which conditions, or any of them, may be waived by Daisytek in its sole and absolute discretion:

                           (a) The receipt by Daisytek International of either,
at its option and in its sole and absolute discretion (i) a ruling by the IRS that, among certain other Tax consequences of the transaction, the Contribution and Distribution will qualify as tax-free for federal income tax purposes and will not result in the recognition of taxable gain or loss for federal income tax purposes to Daisytek, Daisytek International or the holders of Daisytek Common Stock or (ii) an opinion from its Tax Advisor regarding the Tax-Free Status of the Distribution and such other matters, in form and substance satisfactory to it, as it shall determine to be necessary or advisable in its sole and absolute discretion;

                           (b) The receipt of any material Consents necessary to
consummate the Distribution, which Consents shall be in full force and effect;

                           (c) No order, injunction, decree or regulation issued
by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect; and

                           (d) No events or developments shall have occurred
subsequent to the IPO Closing Date that, in the sole judgment of Daisytek, would result in the Distribution having a material adverse effect on Daisytek, any Daisytek Affiliate any holder of Daisytek Common Stock, PFSweb, any PFSweb Affiliate or any holder of PFSweb Common Stock.

                  The foregoing conditions are for the sole benefit of Daisytek International and shall not give rise to or create any duty on the part of Daisytek International or any Daisytek Affiliate or their Board of Directors to waive or not waive any such condition.

                  2.9. Fractional Shares. As soon as practicable after the Distribution Date, Daisytek International shall direct the Daisytek Transfer Agent to determine the number of whole shares and fractional shares of PFSweb Common Stock allocable to each holder of record or beneficial owner of Daisytek Common Stock as of the Record Date, to aggregate all such fractional shares and sell the whole shares obtained thereby, at the direction of Daisytek International, to Daisytek International, PFSweb, in open market transactions or otherwise, in each case at then prevailing trading prices, and to cause to be distributed to each such holder or for the benefit of each such beneficial owner to which a fractional share shall be allocable such holder's or owner's ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale. Daisytek International and the Daisytek Transfer Agent may aggregate the shares of Daisytek

Common Stock that may be held by any beneficial owner thereof through more than one account in determining the fractional share allocable to such beneficial owner.

                  2.10. Replacement of Daisytek Options. As of the Distribution Date, each outstanding Daisytek Option held by a PFSweb Employee shall be replaced with a PFSweb Option having substantially the same terms and conditions as the Daisytek Option to be replaced thereby, including any and all vesting requirements and conditions of exercise; provided, however, that (i) the PFS Employee shall be credited, for vesting purposes, with the period of employment in which the PFS Employee was employed by Daisytek or a Daisytek Affiliate, (ii) the number of shares of PFSweb Common Stock subject to such PFSweb Options shall be equal to the number of shares of Daisytek Common Stock subject to the Daisytek Option multiplied by the Ratio and (iii) the per share exercise price of the PFSweb Common Stock subject to such PFSweb Option shall be equal to the per share exercise price of the Daisytek Common Stock subject to the Daisytek Option divided by the Ratio. PFSweb shall take all corporate action and make all required filings under applicable state Blue Sky laws and the Securities Act to register or qualify the PFSweb Options and/or the underlying shares of PFSweb Common Stock so that the shares of PFSweb Common Stock acquired upon exercise of each PFSweb Option are freely tradable under the Securities Act (except for shares acquired by affiliates (as defined in the Securities Act) of PFSweb) and each applicable state's Blue Sky laws.

                  2.11. Further Assurances Regarding the Distribution. In addition to the actions specifically provided for elsewhere in this Agreement, PFSweb shall, at Daisytek International's direction, use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things commercially reasonably necessary, proper or expeditious under applicable laws, regulations and agreements in order to consummate and make effective the Distribution as promptly as reasonably practicable. Without limiting the generality of the foregoing, PFSweb shall, at Daisytek International's direction, cooperate with Daisytek International, and execute and deliver, or use all commercially reasonable efforts to cause to have executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any domestic or foreign governmental or regulatory authority requested by Daisytek International in order to consummate and make effective the Distribution.

                  2.12. Abandonment of the Distribution. In the event that Daisytek International so determines that one or more of the aforesaid conditions precedent has not been satisfied and that it no longer intends to proceed with or complete the Distribution, Daisytek International shall provide to PFSweb a written notification of such determination (an "Abandonment Notice"). Effective as of the date of the Abandonment Notice, (a) provided that no Distribution Date has yet occurred, Sections 4.2 and 4.3 of this Agreement shall terminate, become null and void and have no further force and effect and
(b) Daisytek International's rights, and PFSweb's obligations, set forth in the Registration Rights Agreement shall immediately become effective.

                  3.       EXPENSES.

                  3.1. General. Except as otherwise provided in this Agreement, the Separation Agreement, any of the other Ancillary Agreements or any other agreement between the parties relating to the Contribution, the Initial Public Offering or the Distribution, all costs and expenses of either party hereto in connection with the Contribution, the Initial Public Offering and the Distribution shall be paid by the party that incurs such costs and expenses.

                  3.2. Expenses Relating to the Initial Public Offering. PFSweb shall be responsible for the payment of all costs, fees and expenses relating to the Initial Public Offering.

                  3.3. Expenses Relating To The Distribution. Daisytek shall be responsible for the payment of all costs, fees and expenses relating to the Distribution.

                  4. COVENANTS TO PRESERVE TAX-FREE STATUS OF THE DISTRIBUTION AND THE QUALIFICATION OF THE CONTRIBUTION AS A D REORGANIZATION.

                  PFSweb and Daisytek International hereby represent and warrant to, and covenant and agree with, each other as follows:

                  4.1.     Representations and Warranties.

                           (a) PFSweb hereby represents and warrants that (i) it
has examined the Tax Opinions/Rulings and the Representation Letters, and (ii) the facts presented and the representations made therein, to the extent descriptive of PFSweb or the PFS Business (including, without limitation, the business purposes for the Distribution, the representations in the Representation Letters and Tax Opinions/Rulings to the extent that they relate to PFSweb or the PFS Business, and the plans, proposals, intentions and policies of PFSweb), are true, correct and complete in all material respects.

                           (b) Daisytek International hereby represents and
warrants that (i) it has examined the Tax Opinions/Rulings and the Representation Letters, and (ii) the facts presented and the representations made therein, to the extent descriptive of Daisytek or the Daisytek Business (including, without limitation, the business purposes for the Distribution, the representations in the Representation Letters and Tax Opinions/Rulings to the extent that they relate to Daisytek or the Daisytek Business, and the plans, proposals, intentions and policies of Daisytek), are true, correct and complete in all material respects.




                  4.2.     Restrictions on PFSweb.

                           (a) PFSweb shall not take any action (such action to
include, if relevant, the issuance of PFSweb Capital Stock upon the exercise by the holders thereof of all options or convertible securities issued by PFSweb) during the Pre-Distribution Period if, as a result of taking such action, PFSweb would issue a number of shares of PFSweb Capital Stock (including by way of the exercise of stock options or the issuance of restricted stock) that would cause Daisytek to cease to have Tax Control of PFSweb, unless prior to the consummation of such transaction Daisytek has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Distribution, that such transaction would not jeopardize the Tax-Free Status of the Distribution. Notwithstanding the foregoing provisions of this Section 4.2(a), PFSweb shall be permitted to issue stock options and restricted stock awards to its employees so long as such options or restricted stock awards will not be exercisable or vest, by their terms, prior to the Distribution Date. All of the restrictions on PFSweb contained in this Section 4.2 shall apply to PFSweb during the Pre-Distribution Period as well as the other periods specified in this Section 4.2.

                           (b) Until the first day after the two-year
anniversary of the latest Distribution Date, PFSweb shall not enter into any Proposed Acquisition Transaction or, to the extent PFSweb has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur unless prior to the consummation of such Proposed Acquisition Transaction Daisytek has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Distribution, that such Proposed Acquisition Transaction would not jeopardize the Tax-Free Status of the Distribution. The foregoing shall not prohibit PFSweb from entering into a contract or agreement to consummate any Proposed Acquisition Transaction if such contract or agreement requires satisfaction of the above-described requirement prior to the consummation of such Proposed Acquisition Transaction, such requirement to be satisfied through the cooperation of the parties as described in Section 4.3(b)(ii).

                           (c) Until the first day after the two-year
anniversary of the latest Distribution Date, (i) PFSweb shall continue to conduct the Active Trade or Business, (ii) subject to clause (iii) below, PFSweb shall not (A) liquidate, dispose of, or otherwise discontinue the conduct of any substantial portion of the Active Trade or Business or (B) dispose of any business or assets that would cause PFSweb to be operated in a manner inconsistent in any material respect with the business purposes for the Distribution as set forth in the Representation Letters and Tax Opinions/Rulings, in each case unless Daisytek has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Distribution, that such liquidation, disposition, or discontinuance would not jeopardize the Tax-Free Status of the Distribution, (iii) PFSweb shall not under any circumstances liquidate, dispose of, or otherwise discontinue the conduct of any portion of the Active Trade or Business if such liquidation, disposition or discontinuance would breach Section 4.2(d). PFSweb shall continue the active conduct of the Active Trade or Business primarily through officers and employees of PFSweb or its Subsidiaries (and not primarily through independent contractors). Notwithstanding the foregoing, (A) except with respect to any corporation or other entity the status of which as the direct owner of an active trade or business is material to the Tax-Free Status of the Distribution, liquidations of any of PFSweb's Subsidiaries (including PFS - Texas LLC) into PFSweb or one or more Subsidiaries directly or indirectly controlled by PFSweb shall not be deemed to breach this Section 4.2(c) and (B) PFSweb shall not be prohibited from liquidating, disposing of or otherwise discontinuing the conduct of one or more trades or businesses that